Exhibit 10.39

Description of Director and Executive Compensation Arrangements

A.                      Non-Employee Director Compensation.

Annual Retainer for Service on the Board:

•                  $60,000 payable in quarterly installments.

•                  Shares of restricted stock equal to $75,000 based upon the closing price of our common stock on the NYSE on the date of the grant. Restricted stock is granted in March of each year and vests over three years.

Annual Retainer for Chairman of the Audit, Compensation and Nominating & Corporate Governance Committees - $25,000.

Annual Committee Membership Fees - $12,500 for each Committee (non-chair members).

Each grant of restricted stock is made pursuant to the Company’s 2003 Equity Incentive Plan.  In addition, the Director Phantom Stock Plan offers non-employee directors the opportunity to defer cash compensation for up to three years and to receive that compensation (to the extent that it is actually earned by service during that period) in shares of common stock rather than in cash after termination of service or a predetermined period. Such compensation includes the annual retainer, committee chair and committee membership fees.

B.                      Executive Officers.

The base salaries for the Company’s executive officers who are named executive officers in the Company’s Proxy Statement as of January 1, 2010 are as follows:

Arthur M. Coppola, Chairman of the Board and Chief Executive Officer	$950,000

Edward C. Coppola, President	$800,000

Tony Grossi, Senior Executive Vice President, Chief Operating Officer and Chief Economist	$600,000

Thomas E. O’Hern, Senior Executive Vice President, Chief Financial Officer and Treasurer	$550,000

Richard A. Bayer, Senior Executive Vice President, Chief Legal Officer and Secretary	$500,000

The Company has an annual incentive compensation program for our executive officers under which bonuses, which may be in the form of cash and/or equity awards, are granted to reflect corporate and individual performance during the prior calendar year. The actual bonus amounts granted are determined by the Compensation Committee in its discretion based on its assessment of corporate and individual performance for each executive officer.